Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison	702.878.0700
	President, Chief Executive Officer and Chairman of the Board

	Barry Hulin	702.821.4100
	President, Chief Executive Officer

COMMUNITY BANCORP ANNOUNCES DATE OF PENDING MERGER WITH VALLEY BANCORP

LAS VEGAS, NV - (MARKET WIRE) - October 10, 2006- Community Bancorp (NASDAQ: CBON) and Valley Bancorp (NASDAQ: VLLY) announced today that, having received approval from Valley Bancorp stockholders on October 6 and Community Bancorp stockholders on October 9, they currently intend to close the pending merger of Valley Bancorp with and into Community Bancorp, and the merger of Valley Bank with and into Community Bank of Nevada, at close of business on Friday, October 13, 2006. The closing is subject to satisfaction of all remaining conditions in the Agreement to Merge and Plan of Reorganization dated June 28, 2006.

About Community Bancorp

Community Bancorp is a bank holding company headquartered in Las Vegas, NV with $1.0 billion in assets as of June 30, 2006. Through our current 9 full service banking offices in Nevada, two loan production offices located in Phoenix and San Diego, and the recently acquired Cactus Commerce Bank of Arizona, we provide commercial banking services, including real estate, construction and commercial loans and SBA loans, to small and medium sized businesses. For more information about Community Bancorp, visit our website at www.communitybanknv.com.

About Valley Bancorp

Valley Bancorp is a Nevada state-chartered bank holding company formed in mid-2001. It operates through Valley Bank, a Nevada state-chartered bank that commenced operations in October 1998 with the mission of providing community banking service to Southern Nevada. The bank provides a variety of lending products and services, focusing primarily on commercial construction and commercial real estate loans to small and medium sized businesses and developers located in and around Las Vegas and Pahrump, Nevada.

Forward Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas and Maricopa County markets, net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on theses and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp within PSLRA’s safe harbor provisions.